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                                                                    EXHIBIT 10.3


                                    AGREEMENT

               THIS AGREEMENT, dated as of February 20, 2004 (this "Agreement") is by and between Janus Capital Group Inc., a Delaware corporation (the "Company" or "JCG") and Girard C. Miller (the "Executive").

         WHEREAS, the Executive and the Company are parties to an Employment Agreement, dated as of June 30, 2003 ("Original Agreement").

         WHEREAS, the parties believe that it is in the best interest of the Company and its shareholders to revise certain terms of the Original Agreement.

         WHEREAS, the parties wish to have Executive's annual cash bonus for 2003 (the "2003 Bonus") as set forth in the Executive Bonus Plan be placed for a two-year holding period in a separate Janus retail mutual fund account.

         WHEREAS, the Executive desires to enter into this Agreement under his or her own volition and free will.

         Accordingly, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Effective Date. The "Effective Date" shall mean February 20, 2004.

         2. 2003 Bonus. Under the terms of the Original Agreement, the Executive would have been entitled to receive an annual cash bonus for 2003 in two separate payments (the "2003 Bonus") as set forth in the Executive Bonus Plan approved by the Compensation Committee ("Committee") at its March 17, 2003, meeting ("Bonus Plan"), subject to performance benchmarks in accordance with
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the application of a negative discretionary factor up to 33.3% available to the Compensation Committee. As of the Effective Date, the parties agree that all amounts approved by the Committee and payable to Executive are in full accord and satisfaction of all 2003 Bonus payments entitled to Executive under the Bonus Plan. Such payments, net of applicable withholding requirements, shall be deposited and transferred by the Company into a Janus retail mutual fund account on behalf of, and in the name of, Executive (the "Account") until the two-year holding period set forth in Section 3 is satisfied in such manner and at such times as specified in this Agreement.

         3. Two-Year Holding Period. For a two-year holding period commencing on the Effective Date and so long as Executive is employed by the Company or one of its affiliates, all amounts deposited and transferred by the Company into the Account in accordance with Section 2 and all gains or other income realized from such investment in the Account, shall remain invested in the Account as directed by the Executive or his or her properly designated agent. No amounts in the Account may be withdrawn or transferred into another account by the Company or the Executive until February 20, 2006, and all income received in the Account, net of expenses and


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taxes, shall be accumulated and reinvested. In the event Executive is no longer employed by the Company during the two-year holding period, all transfer restrictions provided for in this Section 3 shall terminate.

         4. Executive's Investment Discretion. Except as otherwise provided herein, the amounts transferred and deposited into the Executive's Account in accordance with this Agreement shall be invested in one or more of the mutual funds (each an "Investment Fund") provided by Janus Investment Fund ("JIF"), subject to the compliance with all Company policies and the terms of the respective Investment Fund's prospectus. The proportions in which the total balance deposited into Executive's Account are to be allocated from time to time among the Investment Funds shall be as directed by the Executive in his or her sole discretion ("Investment Election"). Executive may change his or her then-current Investment Election from time to time; provided, however, in no event shall Executive make changes to his or her Investment Election more than four (4) times per calendar year.

         Executive hereby acknowledges and agrees that (i) his or her Account balance are subject to any net appreciation or depreciation accruing from time to time based on the investment allocation of the Account balance in accordance with Executive's Investment Election(s) in effect from time to time, (ii) Executive is solely responsible for any net appreciation or net depreciation in the balance of his or her Account resulting from Executive's Investment Elections, and (iii) neither the Company nor JIF guarantees or represents in any manner whatsoever that Executive will realize any appreciation in the balance of the Account as a result of allocating the Account balance for investments in the Investment Funds. Executive further agrees and acknowledges that he or she is under no obligation to make an Investment Election in any particular JIF mutual fund, and, if no such Investment Election is made, that the balance in the Account shall be deposited into the Janus Money Market Fund.

         5. Limitation of Liability. To the maximum extent permitted by law, the Company shall have no duty, liability or responsibility (i) to advise with respect to, or inquire as to the propriety of, any Investment Election, or (ii) for any liabilities, losses, expenses or claims related to, arising from, or caused by Investment Elections made by the Executive. Executive hereby releases, and agrees to indemnify and hold harmless the Company, its subsidiaries and affiliates, and their respective agents, representatives, officers, directors, employees, successors, assigns and insurers, hereinafter referred to collectively as "the Released Parties," from any and all liability, losses, tax consequences, claims, demands or actions or causes of action whatsoever, whether foreseen or unforeseen, directly related to, arising from, or caused by Investment Elections made by the Executive or the terms of this Agreement. This release and agreement shall be binding upon Executive, his or her heirs, successors, assigns, administrators and executors.

         6. No Enlargement of Executive Rights. Nothing in this Agreement shall be construed to confer upon Executive any right to continued employment with Company, or to restrict in any way the right of Company to terminate his or her employment.

         7. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns.


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         8.       Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect, This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All payments to Executive under this Agreement are subject to and conditioned upon satisfaction of all applicable tax withholding requirements. The Executive agrees to use his or her best efforts to ensure satisfaction of all such withholding requirements, and shall execute all documents and take all action reasonably deemed necessary by the Company to ensure compliance with all such withholding requirements.

                  (c) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (d) From and after the Effective Date, this Agreement shall supersede any other conflicting term(s) under any agreement between the parties with respect to the subject matter hereof (including, without limitation, the Original Agreement and/or the Bonus Plan), except as expressly provided herein.

                  (e) In the event of any dispute relating to or arising from this Agreement, the party substantially prevailing shall recover from the other party its costs, including reasonable attorneys' fees.

                  (f) All disputes relating to or arising from this Agreement shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.

                  (g) For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purpose without the production of any other counterparts.

                                        EXECUTIVE

                                        /s/ Girard C. Miller
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                                        JANUS CAPITAL GROUP INC.


                                        By:/s/ Gregory A. Frost
                                        Title: Vice President and Controller



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